SCHEDULE 14A INFORMATION
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Mercury General Corporation

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4484 Wilshire Boulevard
Los Angeles, California 90010

NOTICE OF ANNUAL MEETING OF
SHAREHOLDERS AND PROXY STATEMENT
To The Shareholders of
Mercury General Corporation
Notice is hereby given that the Annual Meeting of Shareholders of MERCURY GENERAL CORPORATION (the “Company”) will be held at the corporate headquarters of the Company located at 4484 Wilshire Boulevard, Los Angeles, California on May 14, 2025 at 10:00 a.m., for the following purposes:

1.    To elect nine directors for the ensuing year to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified;

2.    To consider an advisory vote to approve named executive officer compensation; and

3.    To ratify the selection of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2025.

The Board of Directors has fixed the close of business on March 17, 2025 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.
Accompanying this Notice of Annual Meeting is a proxy. WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY.

BY ORDER OF THE BOARD OF DIRECTORS,
Judy A. Walters, Secretary
Los Angeles, California
April 1, 2025

MERCURY GENERAL CORPORATION
4484 Wilshire Boulevard
Los Angeles, California 90010

PROXY STATEMENT
The Board of Directors of the Company is soliciting the enclosed proxy for use at the Annual Meeting of Shareholders of the Company to be held at 10:00 a.m. May 14, 2025, at the corporate headquarters of the Company located at 4484 Wilshire Boulevard, Los Angeles, California. This Proxy Statement was first furnished to shareholders on or about April 1, 2025.
All shareholders who find it convenient to do so are cordially invited to attend the meeting in person. In any event, please complete, sign, date and return the proxy in the enclosed envelope.
A proxy may be revoked by written notice to the Secretary of the Company at any time prior to the voting of the proxy, or by executing a later proxy or by attending the meeting and voting in person. Unrevoked proxies will be voted in accordance with the instructions indicated in the proxies, or if there are no such instructions, such proxies will be voted FOR the election of the Board of Directors’ nominees for director; FOR the proposal regarding an advisory vote to approve named executive officer compensation; and FOR the ratification of the selection of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2025. Shares represented by proxies that reflect abstentions or include “broker non-votes” will be treated as present and entitled to vote for purposes of determining the presence of a quorum.
Shareholders of record at the close of business on March 17, 2025 will be entitled to vote at the meeting. As of that date, 55,388,627 shares of common stock, without par value (“Common Stock”), of the Company were outstanding. Each share of Common Stock is entitled to one vote. A majority of the outstanding shares of the Company, represented in person or by proxy at the meeting, constitutes a quorum. The costs of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and proxy will be borne by the Company.
VOTING
In voting for the election of directors of the Company under the California General Corporation Law, if, prior to the commencement of voting, any shareholder has given notice of an intention to cumulate votes at the meeting, then all shareholders may cumulate their votes in the election of directors for any nominee if the nominee’s name was placed in nomination prior to the voting. Under cumulative voting, each shareholder is entitled in the election of directors to one vote for each share held by the shareholder multiplied by the number of directors to be elected, and the shareholder may cast all such votes for a single nominee for director or may distribute them among any two or more nominees as the shareholder sees fit. If no such notice is given, there will be no cumulative voting. In the absence of cumulative voting, each shareholder may cast one vote for each share held multiplied by the number of directors to be elected, but may not cast more votes than the number of shares owned for any candidate and therefore a simple majority of the shares voting will elect all of the directors. Under either form of voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.
In the event of cumulative voting, the proxy solicited by the Board of Directors confers discretionary authority on the proxies to cumulate votes so as to elect the maximum number of the Board of Directors’ nominees. The proxy may not be voted for more than nine persons.

The advisory vote to approve named executive officer compensation will be decided by the affirmative vote of a majority of the shares, present in person or represented by proxy, and entitled to vote at the Annual Meeting. The advisory vote to approve named executive officer compensation is a non-binding advisory vote; however, the Compensation Committee and Board of Directors intend to consider the outcome of the vote when considering future executive compensation decisions. Abstentions and broker non-votes will be considered shares entitled to vote in the tabulation of votes cast on this proposal, and will have the same effect as negative votes.

The vote to ratify the selection of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2025 will be decided by the affirmative vote of a majority of the shares, present in person or represented by proxy, and entitled to vote at the Annual Meeting. The ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2025 is considered a “routine” matter, and brokers have the discretionary voting power to vote on this matter without any instructions from the beneficial owners. Abstentions and broker non-votes will be considered shares entitled to vote in the tabulation of votes cast on this proposal, and will have the same effect as negative votes.
A “broker non-vote” occurs when a broker lacks discretionary voting power to vote on a “non-routine” proposal and a beneficial owner fails to give the broker voting instructions on that matter. The rules of the New York Stock Exchange (the “NYSE”) determine whether matters presented at the Annual Meeting of Shareholders are “routine” or “non-routine” in nature. The election of directors is not considered a “routine” matter. Similarly, the advisory vote to approve named executive officer compensation is not considered a “routine” matter. Therefore, beneficial owners that hold in “street name” will have to give voting instructions to their brokers in order for a broker to vote on those matters. The ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 is considered a “routine” matter, and brokers have the discretionary voting power to vote on this matter without any instructions from the beneficial owners. The Board of Directors recommends that shareholders vote FOR election of the nine directors named in this Proxy Statement to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified (see page 3); FOR the proposal regarding an advisory vote to approve named executive officer compensation (see page 20); and FOR the ratification of the selection of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2025 (see page 20).

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of April 1, 2025 by (i) each shareholder known by the Company to be a beneficial owner of more than 5% of any class of the Company’s voting securities, (ii) each director and nominee for director of the Company, (iii) each executive officer named in the Summary Compensation Table below, and (iv) the executive officers and directors of the Company as a group. The Company believes that, except as otherwise noted, each individual has sole investment and voting power with respect to the shares of Common Stock indicated as beneficially owned by such individual. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Mercury General Corporation, 4484 Wilshire Boulevard, Los Angeles, California 90010.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (4) (5)		Percentage of Outstanding Shares
George Joseph	19,567,934	(1)	35.3%
Gloria Joseph	9,160,000	(1)	16.5%
BlackRock, Inc.	4,614,675	(2)	8.3%
The Vanguard Group	3,208,257	(3)	5.8%
Gabriel Tirador	51,213		*
Theodore Stalick	5,734		*
Wei Pang	—		*
Christopher Graves	6,881		*
Victor G. Joseph	34		*
George G. Braunegg	2,501		*
Ramona L. Cappello	—		*
James G. Ellis	—		*
Vicky Wai Yee Joseph	5,924		*
Joshua E. Little	3,250		*
Martha E. Marcon	—		*
All Executive Officers and Directors	19,668,766		35.5%

*	Less than 1.0% of the outstanding Common Stock.

(1)As of October 7, 1985, George Joseph, Gloria Joseph and the Company entered into an agreement with respect to the ownership by George and Gloria Joseph of the Company’s Common Stock. The agreement provides, among other things, that the shares of Common Stock held jointly were halved and transferred into the separate names of George Joseph and Gloria Joseph under their individual and independent control. In addition, Gloria Joseph has certain rights to have her shares registered for sale pursuant to the Securities Act of 1933, as amended. The registration rights provided to Gloria Joseph will terminate at such time as she ceases to hold at least 5% of the then outstanding shares of the Company’s Common Stock.
(2)Based on a Schedule 13G filed with the Securities and Exchange Commission by BlackRock, Inc. on November 8, 2024, indicating beneficial ownership as of September 30, 2024 of 4,614,675 shares of the Company’s common stock with the sole power to vote or direct the vote of 4,543,707 shares and the sole power to dispose or direct the disposition of 4,614,675 shares. The address of

BlackRock is 50 Hudson Yards, New York, New York 10001.
(3)Based on a Schedule 13G filed with the Securities and Exchange Commission by The Vanguard Group on February 13, 2024, indicating beneficial ownership as of December 29, 2023 of 3,208,257 shares of the Company’s common stock with the sole power to dispose or direct the disposition of 3,162,877 shares, the shared power to vote or direct the vote of 17,385 shares, and the shared power to dispose or direct the disposition of 45,380 shares. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(4)The table also includes shares owned by the ESOP feature of the Company’s profit sharing plan and allocated to the executive officers of the Company.

PROPOSAL 1:
ELECTION OF DIRECTORS
The Board of Directors of the Company has nominated and recommends for election as directors the following nine persons to serve until the next Annual Meeting of Shareholders and until their respective successors shall have been duly elected and shall qualify.
The enclosed proxy will be voted in favor of the persons nominated unless otherwise indicated. If any of the nominees should be unable to serve or should decline to do so, the discretionary authority provided in the proxy will be exercised by the present Board of Directors to vote for a substitute or substitutes to be designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required. The proxy will not be voted for more than nine nominees.
The table below indicates the position with the Company, tenure as director and age of each nominee as of April 1, 2025.

Name	Position with the Company	Age	Director Since
George Joseph	Chairman of the Board	103	1961	(1)
Gabriel Tirador	Chief Executive Officer and Director	60	2003
Victor G. Joseph	President and Chief Operating Officer and Director	38	2024
George G. Braunegg	Director	67	2018
Ramona L. Cappello	Director	65	2018
James G. Ellis	Director	78	2014
Vicky Wai Yee Joseph	Director	73	2021
Joshua E. Little	Director	54	2017
Martha E. Marcon	Director	76	2008

(1)Date shown is the date Mr. George Joseph was elected a director of Mercury Casualty Company, a predecessor of the Company. Mr. George Joseph was elected a director of the Company in 1985.
Directors are elected at each annual meeting of the shareholders for one year and hold office until their successors are elected and qualified. Executive officers serve at the pleasure of the Board of Directors. Other than Mr. George Joseph being an uncle to Charles Toney, the Company’s Vice President and Chief Actuary, and father to Victor Joseph, the Company’s President and Chief Operating Officer, and Vicky Joseph being wife to Mr. George Joseph and mother to Victor Joseph, there are no family relationships among any of the Company’s directors, executive officers or nominees for director or executive officer.
Eight of the nine nominees for election to the Board of Directors have extensive management and leadership experience gained through executive and professional service in insurance and other industries. In these roles, these director nominees have developed attributes and skills in management of capital, risk and operations. In addition, a majority of the director nominees have longstanding relationships with the Company, with four of the nine director nominees serving on the Board of Directors or in executive positions with the Company for at least ten years and with average Board tenure of more than 20 years. This experience with the Company provides the members of the Board of Directors a thorough understanding of the Company’s market and business operations, policies and processes, rules and regulations, risks and mitigating solutions and controls environment. The Nominating/Corporate Governance Committee’s process for identifying, evaluating and recommending qualified candidates for nomination to the Board of Directors is described starting on page 8 under “Director Nomination Process.”

Set forth below are the names of the nominees for election to the Board of Directors, along with their present positions, principal occupations and public company directorships held in the past five years and the specific individual qualifications and skills of such directors that contribute to the overall effectiveness of the Board of Directors and its committees.

George Joseph, Chairman of the Board of Directors, has served as Chairman since 1961. He held the position of Chief Executive Officer of the Company for 45 years between 1961 and December 2006. He has more than 60 years’ experience in all phases of the property and casualty insurance business. The Company believes that Mr. George Joseph’s expertise and experience in the insurance industry and in underwriting, claims management and rate making in particular, as well as his role as founder of the Company and his longstanding service as Chairman and Chief Executive Officer, qualify him for service on the Board of Directors.

Gabriel Tirador, Chief Executive Officer of the Company, has served as Chief Executive Officer since January 1, 2007 and as President from October 2001 to December 2023. He was the Company’s Vice President and Chief Financial Officer from February 1998 until October 2001. From January 1997 to February 1998, he served as Vice President and Controller of the Automobile Club of Southern California. Prior to that, he served as the Company’s assistant controller from March 1994 to December 1996. Mr. Tirador has over 30 years’ experience in the property and casualty insurance industry and is an inactive certified public accountant. The Company believes that Mr. Tirador’s executive management and related experience in the property and casualty insurance industry as well as his accounting and financial reporting expertise, including experience as an auditor with KPMG LLP and in senior financial management positions, qualify him for service on the Board of Directors.

Victor Joseph, President and Chief Operating Officer, has been employed by the Company in various capacities since 2009, and was appointed Vice President and Chief Underwriting Officer in July 2017, Executive Vice President and Chief Operating Officer in January 2022, and President and Chief Operating Officer in January 2024. Mr. Victor Joseph is the son of Mr. George Joseph and Ms. Vicky Wai Yee Joseph. The Company believes that Mr. Victor Joseph’s executive management and related experience in various areas of the Company and the property and casualty insurance industry qualify him for service on the Board of Directors.

George G. Braunegg is an Associate Professor of the Practice of Accounting in the Leventhal School of Accounting and the Marshall School of Business at the University of Southern California (USC). Professor Braunegg teaches Financial Accounting for Mergers and Acquisitions and Financial Statement Analysis in the Graduate School and Managerial Accounting in the Undergraduate Program. Prior to teaching at USC, Professor Braunegg was an Executive Vice President and Co-Founding Principal of CAST Management Consultants Inc. (CAST) from 1986 to 2017 when he and his fellow Principals sold the firm to West Monroe Partners. During his tenure at CAST, Professor Braunegg served on the firm’s Board of Directors and was the Corporate Secretary. From 1981 to 1986, he worked as an Auditor and as a Financial Services Consultant at KPMG. The Company believes that Professor Braunegg’s extensive experience in executive management and his 35-year management consulting career advising senior management of numerous large public companies qualify him for service on the Board of Directors of the Company.

Ramona L. Cappello has been serving as a Partner at CEO Coaching International since 2019 as well as CEO and Founder of Sun Harvest Salt, LLC since 2014. From 2005 to 2013, Ms. Cappello was Founder, CEO and a board member of Corazonas Foods, Inc. From 2002 to 2005, she was Senior Vice President of Mauna Loa Macadamia Nut Corporation. Prior to 2002, she ran several major businesses for companies including Nestle, Kendall-Jackson Wines and Celestial Seasonings. Ms. Cappello currently serves on the boards of directors of Felbro Food Products and Dominicks Foods as well as on the Boards of Councilors for USC Dornsife College of Letters, Arts and Sciences and USC Kaufman School of Dance. She formerly served on the compensation committee, the corporate governance committee and the audit committee of the board of directors of True Drinks Holdings, Inc., a public company, as well as on the boards of directors of four private entities: USC Board of Trustees, Nielsen Massey Vanillas, Inc., Luxco, Inc. and IPS All Natural, LLC. The Company believes that Ms. Cappello’s extensive experience in executive management positions as well as her experience on the boards of directors of public and private companies qualify her for service on the Board of Directors of the Company.

James G. Ellis served as the Dean of the Marshall School of Business at the University of Southern California from 2007 until June 2019. Prior to his appointment as Dean in April 2007, Mr. Ellis was the Vice Provost, Globalization, for USC and prior to that he was Vice Dean, External Relations. Mr. Ellis was a professor in the Marketing Department of the Marshall School of Business from 1997 until retiring in 2021. From 1990 to 1997, he served as Chairman and Chief Executive Officer of Port O’Call Pasadena, an upscale home accessory retailer and was President and CEO of American Porsche Design from 1985 to 1990. Mr. Ellis has also served on the boards of directors of numerous public and private companies over the years. The Company believes that Mr. Ellis’ extensive experience in executive management and senior academic positions qualify him for service on the Board of Directors.

Vicky Wai Yee Joseph has served as a director on the Company's Board of Directors since October 2021. She is the spouse of Mr. George Joseph, the Company's largest shareholder. She brings deep commitment to the Company and deep-rooted passion for its customers and the industry.

Joshua E. Little has been a shareholder in the law firm of Dentons Durham Jones Pinegar P.C. since 2006. Mr. Little is also the President, Chief Executive Officer and Chairman of the Board of Directors of the law firm. Mr. Little has also been a member of the Dentons Global Board of Directors since January 2024. Prior to joining Dentons Durham Jones Pinegar P.C., Mr. Little was an attorney at the law firm of Latham & Watkins LLP. The Company believes that Mr. Little’s extensive experience advising public companies and companies in the insurance industry as well as his experience in corporate governance matters and his extensive history with the Company qualify him for service on the Board of Directors.

Martha E. Marcon has been retired since January 2006. For more than 20 years prior to January 2006, Ms. Marcon was a partner of KPMG LLP in Los Angeles, California. She served as the firm’s National Resource Partner - Insurance Industry and the Western Region Insurance Industry Leader. In 2020, Ms. Marcon joined the board of directors of Guild Holdings Company upon its initial public offering, serving as chair of the audit committee and member of the governance committee. Until June 2021, Ms. Marcon also served on the board of directors, the audit committee and risk committee of Foresters Financial, which is an international insurance and financial services organization. She also serves on the board of the companies comprising the Nonprofits Insurance Alliance and chairs its audit committees. The Company believes that Ms. Marcon’s accounting and financial reporting expertise, particularly related to insurance organizations, and her experience as a certified public accountant for 28 years and an auditor specializing in the insurance industry with KPMG LLP for more than 20 years qualify her for service on the Board of Directors.
Recommendation of the Board of Directors
The Board of Directors unanimously recommends that shareholders vote FOR the slate of nominees set forth above. Proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise on their proxy cards.
CORPORATE GOVERNANCE
Corporate Governance Documents
The Company has adopted Corporate Governance Guidelines that outline the Company’s corporate governance policies and principles. The Company’s Corporate Governance Guidelines and its other corporate governance documents, including its Code of Business Conduct and Ethics, Audit Committee Charter, Compensation Committee Charter, Nominating/Corporate Governance Committee Charter and Investment Committee Charter, are available, free of charge, on the Company’s website at www.mercuryinsurance.com under the “Investor Information - Corporate Governance” link. The Company will also provide copies of these documents, free of charge, to any shareholder upon written request to the Company’s Chief Financial Officer, Mercury General Corporation, 4484 Wilshire Boulevard, Los Angeles, California 90010. The information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement.

Director Independence
NYSE rules and regulations require listed companies to have a board of directors with a majority of independent directors. The Company’s Board of Directors currently consists of nine directors. The Board has determined that each of George G. Braunegg, Ramona L. Cappello, James G. Ellis, Joshua E. Little and Martha E. Marcon has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is “independent” under NYSE listing standards. Of the remaining directors, Messrs. George Joseph, Tirador and Victor Joseph currently serve as executive officers of the Company.
To assist the Board in making its determination regarding director independence, the Board has adopted independence standards that conform to, or are more rigorous than, the independence requirements of the NYSE. In addition to evaluating each director against the Company’s Director Independence Standards, which are included in the Company’s Corporate Governance Guidelines available on the Company’s website noted above, the Board considers all relevant facts and circumstances in making its independence determination.
Board Leadership Structure
Leadership of the Company is currently shared between Mr. George Joseph, Chairman of the Board of Directors, and Mr. Tirador, Chief Executive Officer. Mr. George Joseph held the offices of Chairman and Chief Executive Officer from the founding of the Company until 2007. Mr. Tirador was appointed Chief Executive Officer in 2007. The Company does not have a formal policy with respect to separation of the offices of Chairman of the Board and Chief Executive Officer, and the Board of Directors believes that flexibility in appointing the Chairman of the Board and Chief Executive Officer allows the Board of Directors to make a determination as to such positions from time to time and in a manner that it believes is in the best interest of the Company and its shareholders. Separating these positions currently allows the Chief Executive Officer to focus on the Company’s day-to-day business, while allowing the Chairman of the Board to lead the Board of Directors in its primary role of review and oversight of management. The Board of Directors also believes that appointing the Chief Executive Officer separately from the Chairman of the Board is an important element of the Company’s succession planning process. Because the positions of Chairman of the Board and Chief Executive Officer are executive officer positions in the Company, and given the current and active participation of each leader in significant matters affecting the Company, Ms. Marcon has been appointed to act as the lead independent director. The lead independent director coordinates the activities of the non-management directors, including sessions of the non-management directors, and facilitates communications between the non-management directors and the other members of the Board and the management of the Company.
Board of Directors and Committees
The Board of Directors held four meetings during the last fiscal year and is scheduled to meet quarterly during the current fiscal year. In 2024 each director attended at least 75% of the aggregate of all meetings held by the Board of Directors and all meetings held by all committees of the Board on which such director served. Directors are encouraged to attend in person each Annual Meeting of Shareholders. Two directors attended the Annual Meeting of Shareholders in 2024.

The Company has an Audit Committee established in accordance with the requirements of Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee acts pursuant to a written charter adopted by the Board of Directors. The responsibilities of the Audit Committee include, among other things, selecting and engaging the Company’s independent auditors, reviewing the scope of audit engagements, reviewing comment letters of such auditors and management’s response thereto, approving professional services provided by such auditors, reviewing the independence of such auditors, reviewing any major accounting changes made or contemplated, considering the range of audit and non-audit fees, reviewing the adequacy of the Company’s internal accounting controls and overseeing the statutory audit committees of the Company’s insurance subsidiaries. The Audit Committee currently consists of Martha E. Marcon, Joshua E. Little and George G. Braunegg, with Martha E. Marcon acting as Chair. The Board of Directors has determined that each member of the Audit Committee is “independent” and meets the financial literacy requirements of the listing standards under the NYSE, that each member of the Audit Committee meets the enhanced independence standards established by the Securities and Exchange Commission (the “SEC”) and that Ms. Marcon qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. The Audit Committee held four meetings in 2024.

The Company has a Compensation Committee currently consisting of Joshua E. Little, George G. Braunegg and Ramona L. Cappello, with Ramona L. Cappello acting as Chair. The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors. The Compensation Committee held three meetings in 2024. The responsibilities of the Compensation Committee include, among other things, discharging the Board of Directors’ responsibilities relating to compensation of the Company’s executive officers, by designing in consultation with management and evaluating the compensation plans, policies and programs of the Company with respect to such executive officers, considering the most recent shareholder advisory vote to approve named executive officer compensation in connection with determining executive compensation policies and decisions and administering the Company’s annual bonus plans and 2024 Long-term Incentive Plan. The Compensation Committee is also responsible for reviewing and approving the Compensation Discussion and Analysis for inclusion in the Company’s Proxy Statement. The Board of Directors has determined that each member of the Compensation Committee is “independent” under the NYSE listing standards. Additional information regarding the Compensation Committee’s process and procedures for consideration of executive compensation is provided below in “Executive Compensation” as part of the Compensation Discussion and Analysis and under the Summary Director Compensation Table.
The Company has a Nominating/Corporate Governance Committee currently consisting of Joshua E. Little, Martha E. Marcon, and James G. Ellis, with Joshua E. Little acting as Chair. Between January 1, 2024 and February 7, 2025, the Nominating/Corporate Governance Committee consisted of Martha E. Marcon, James G. Ellis and Joshua E. Little, with Martha E. Marcon acting as Chair. On February 7, 2025, the Board appointed Joshua E. Little Chair of the Nominating/Corporate Governance Committee, and Martha E. Marcon resigned as Chair of the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee operates pursuant to a written charter adopted by the Board of Directors. The Nominating/Corporate Governance Committee held two meetings in 2024. The responsibilities of the Nominating/Corporate Governance Committee include, among other things, identifying and recommending to the Board of Directors qualified candidates for nomination as directors of the Company, developing and recommending to the Board of Directors corporate governance principles applicable to the Company, developing and overseeing the Company’s policy for review and approval of related party transactions and overseeing the evaluation of the Board of Directors and management of the Company. The Board of Directors has determined that each member of the Nominating/Corporate Governance Committee is “independent” under the NYSE listing standards.
The Company has an Investment Committee currently consisting of George G. Braunegg, James G. Ellis, George Joseph, Gabriel Tirador, Victor Joseph, and Ramona L. Cappello, with George G. Braunegg acting as Chair. Between January 1, 2024 and February 9, 2024, the Investment Committee consisted of James G. Ellis, George Joseph, Gabriel Tirador, George G. Braunegg, and Ramona L. Cappello, with James G. Ellis acting as Chair. On February 9, 2024, the Board appointed Victor Joseph to the Investment Committee. Between February 9, 2024 and February 7, 2025, the Investment Committee consisted of James G. Ellis, George Joseph, Gabriel Tirador, Victor Joseph, George G. Braunegg and Ramona L. Cappello, with James G. Ellis acting as Chair. On February 7, 2025, the Board appointed George G. Braunegg Chair of the Investment Committee, and James G. Ellis resigned as Chair of the Investment Committee. The Investment Committee operates pursuant to a written charter adopted by the Board of Directors. The Investment Committee held four meetings in 2024. The responsibilities of the Investment Committee include, without limitation, developing, reviewing and recommending to the Board of Directors and monitoring management’s compliance with investment strategies and guidelines, selecting and monitoring the competence and performance of investment managers, monitoring compliance of the Company’s investment policies and practices with applicable legal and regulatory requirements, reviewing and approving investment transactions, reporting to the Board of Directors at least quarterly regarding the investment transactions made by the Company and the Company’s investment strategies and guidelines, and performing all other duties of the Board of Directors with respect to investment transactions made by the Company.

Compensation Committee Interlocks and Insider Participation

During the fiscal year 2024, Joshua E. Little, George G. Braunegg and Ramona L. Cappello were members of the Compensation Committee. No current member of the Company’s Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries, and no current executive officer served as a member of the board of directors or compensation committee of any other entity that has or had one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee during 2024.

The Board of Directors’ Role in Risk Oversight
The Company’s management is primarily responsible for identifying and managing risks in relation to Company strategies and objectives; establishing and implementing appropriate risk mitigation plans, processes and controls; and actively managing risks in a manner that serves the best interests of the Company, its shareholders and other stakeholders. Management informs the Board of Directors regarding the most material risks confronting the Company on a regular basis and reports regarding its activities in managing and mitigating such risks.
The Board of Directors has oversight responsibility of the processes established to monitor and manage such risks. The Board of Directors believes that such oversight function is the responsibility of the entire Board of Directors through frequent reports and discussions at regularly scheduled Board meetings. In addition, the Board has delegated specific risk management oversight responsibility to the Board Committees. In particular, the Audit Committee oversees management of risks related to accounting, auditing and financial reporting and maintaining effective internal controls for financial reporting and also meets regularly with and receives reports from the Company’s internal auditors. The Investment Committee oversees management of risks related to the Company’s investment guidelines and the investment portfolio. The Nominating/Corporate Governance Committee oversees risk management related to the Company’s corporate governance guidelines and code of conduct, including compliance with listing standards for independent directors, committee assignments and conflicts of interest. The Compensation Committee oversees risk management related to the Company’s executive compensation plans and arrangements. These specific risk categories and the Company’s risk management practices are regularly reviewed by the Company’s Board Committees and discussed with the entire Board of Directors in the ordinary course of each Committee’s report at regular Board meetings.
The Company has implemented an enterprise risk management program for the purpose of providing an enterprise-wide perspective on its risks, with the objective of actively identifying and mitigating key risks. Management reports regularly to the Board of Directors regarding the enterprise risk management program and its activities in implementing and maintaining the program. Senior management and other employees also report to the Board of Directors and its Committees from time to time on risk-related issues. In addition, due to the heightened cybersecurity risks in the overall business environment in which the Company operates, the Board of Directors requests and receives periodic reports from management regarding cybersecurity risk management, including potential cybersecurity attacks that might impact the Company and the measures the Company's management takes to prevent such attacks and mitigate the impact in case of an incident.

Executive Sessions of Non-Management Directors
The Board of Directors holds regularly scheduled executive sessions of its non-management directors, and at least annually schedules a meeting with only independent directors. In accordance with the Company’s corporate governance guidelines, Martha E. Marcon, lead independent director and Chair of the Nominating/Corporate Governance Committee, presides at these meetings. During 2024, the Board held four executive sessions of its non-management directors, and each of the four such sessions included only independent directors.
Director Nomination Process
Director Qualifications. The Nominating/Corporate Governance Committee has established certain criteria as guidelines in considering nominations to the Company’s Board of Directors. The criteria include: (a) personal characteristics, including such matters as integrity, age, education, diversity of background and experience, absence of potential conflicts of interest with the Company or its operations, and the availability and willingness to devote sufficient time to the duties of a director of the Company; (b) experience in corporate management, such as serving as an officer or former officer of a publicly held company; (c) experience in the Company’s industry and with relevant social policy concerns; (d) experience as a board member of another publicly held company; (e) academic expertise in an area of the Company’s operations; and (f) practical and mature business judgment. The criteria are not exhaustive and the Nominating/Corporate Governance Committee and the Board of Directors may consider other qualifications and attributes that they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board of Directors. The Nominating/Corporate Governance Committee does not have a formal policy regarding diversity, but as described above considers a broad range of attributes and characteristics in identifying and evaluating nominees for election to the Board of Directors. The Nominating/Corporate Governance Committee views diversity broadly to include diversity of experience, skills and viewpoint in addition to more traditional diversity concepts. The Nominating/Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating/Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.
Identification and Evaluation of Nominees for Directors. The Board of Directors believes that, based on the Nominating/Corporate Governance Committee’s knowledge of the Company’s corporate governance principles and the needs and qualifications of the Board at any given time, the Nominating/Corporate Governance Committee is best equipped to select nominees that will result in a well-qualified and well-rounded board of directors. Accordingly, it is the policy of the Nominating/Corporate Governance Committee not to accept unsolicited nominations from shareholders. In making its nominations, the Nominating/Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue their service. Current members with qualifications and skills that are consistent with the Nominating/Corporate Governance Committee’s criteria for Board service are re-nominated. As to new candidates, the Nominating/Corporate Governance Committee will generally poll the Board members and members of management for recommendations. The Nominating/Corporate Governance Committee may also review the composition and qualification of the boards of directors of the Company’s competitors, and may seek input from industry experts or analysts. The Nominating/Corporate Governance Committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the independent directors and executive management. In making its determinations, the Nominating/Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best represent shareholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating/Corporate Governance Committee makes its recommendation to the Board of Directors. Historically, the Board of Directors has not relied on third-party search firms to identify director nominees. The Nominating/Corporate Governance Committee may in the future choose to engage third-party search firms in situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.
Each of the nine nominees for election as director at the 2025 Annual Meeting of Shareholders was elected at the Annual Meeting of Shareholders held in 2024. Each of the nominees for election is recommended by the Nominating/Corporate Governance Committee to stand for election.

Communication with Directors
Shareholders and other interested parties may, at any time, communicate in writing with any particular director, or the non-management directors as a group, by sending such written communication to Mercury General Corporation - Non-Management Directors, P.O. Box 1475, Brea, California 92822. Copies of written communications received at such address will be directed to the relevant director or the non-management directors as a group.

Code of Business Conduct and Ethics
The Company has established a Code of Business Conduct and Ethics that applies to its officers, directors and employees. The Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder and as a “code of business conduct and ethics” within the meaning of the NYSE listing standards. In the event the Company makes any amendments to, or grants any waivers of, a provision of its Code of Business Conduct and Ethics that applies to the principal executive officer, principal financial officer or principal accounting officer that requires disclosure under applicable SEC rules, the Company intends to disclose such amendment or waiver and the reasons therefor on a Form 8-K or on its next periodic report.

Policy Prohibiting Hedging and Pledging of Company Stock
The Company maintains a policy that prohibits all hedging or monetization transactions, including zero-cost collars and forward sale contracts, by employees, executive officers and non-employee directors. In addition, the Company prohibits pledging Company securities as collateral, purchasing Company securities on margin, and other pledging transactions by employees, executive officers and non-employee directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
Compensation Philosophy and Methodology
Objectives. The Company’s executive compensation program is designed to be simple and clear and understandable to employees and investors. The Company seeks to attract, motivate and build the long-term commitment of talented executives and to reward and encourage activities that promote the achievement of premium growth while managing costs and losses to maximize underwriting income and ultimately increase shareholder value. The Company’s executive compensation program is administered, under the direction of the Compensation Committee, to tie total compensation to the Company’s business and financial performance, and to align executive officer incentives with creation of the shareholder value the Company seeks to achieve.

Role of Management. Pursuant to a standing resolution of the Board of Directors adopted on January 11, 1986, Mr. George Joseph, then President and Chief Executive Officer of the Company, was given authority for hiring, promoting and establishing compensation for all executive officers other than himself, with the Compensation Committee being responsible for establishing compensation for Mr. George Joseph. Since Mr. Tirador’s appointment as Chief Executive Officer of the Company in January 2007, the Compensation Committee has also had responsibility for establishing the compensation for Mr. Tirador. Messrs. George Joseph and Tirador retain the authority to establish compensation for all other executive officers and annually review compensation and responsibilities of all other executive officers, unless applicable law requires that the Compensation Committee approve such compensation. The Compensation Committee approves awards under the 2024 Long-Term Incentive Plan for all of our executive officers and acts as the administrator of that plan with respect to awards to executive officers.

The Company’s compensation program is designed to provide executive officers with total compensation commensurate with responsibilities and competitive with compensation provided to executives in like positions, as determined by the Compensation Committee with respect to Messrs. George Joseph and Tirador or with respect to executive participation in the 2024 Long-Term Incentive Plan and as determined by Messrs. George Joseph and/or Tirador with respect to the other compensation provided to the other executive officers, based on their experience in the insurance industry and the Company’s continuing surveillance of industry and general business practice.

The Company’s executive compensation program and the total compensation provided to executive officers are reviewed by the Compensation Committee annually to ensure that the program is designed and operated to achieve those goals.
Benchmarking and Compensation Consultants. The Compensation Committee did not review comparable company information in setting 2024 executive compensation for the named executive officers. Instead, in setting 2024 executive compensation, the Compensation Committee relied upon the experience of its members in setting compensation of the Chief Executive Officer and Chairman of the Board of the Company. The Chief Executive Officer and Chairman of the Board also did not review comparable company information in setting 2024 compensation levels for other executive officers of the Company, but generally establish compensation based on historical compensation levels for each executive officer and merit increases determined appropriate due to the performance of the executive officer, and for new executive officers based on the responsibilities and expertise of each individual executive officer and the position to which the executive officer is appointed.

Components of Executive Compensation

The Company’s executive compensation program consists of base salary, annual cash bonuses, long-term cash incentives, and benefits.
Base Salary. The Company provides base salary to provide a stable annual salary at a level consistent with individual contributions. Base salary for executive officers is initially determined on the date of hire and evaluated annually thereafter or on any material change of duties or position. The base salaries of Mr. George Joseph, Chairman of the Board, and Mr. Tirador, Chief Executive Officer, are determined on an annual basis by the Compensation Committee.
Pursuant to the standing resolution described above, Mr. George Joseph, with the assistance of Mr. Tirador, establishes the base salary of other executive officers. Salary increases generally take into account the performance of the Company and the respective executive officer based on the subjective assessment of Messrs. George Joseph and Tirador. Salary increases are generally effective beginning with the first bi-weekly payroll cycle of March of the applicable year. Annual salary increases for 2024 (over 2023 annual salary levels) and the 2024 annual salaries for the named executive officers were as follows: Mr. George Joseph (9.2% to $1,315,466)); Mr. Tirador (9.1% to $1,339,554); Mr. Victor Joseph (8.3% to $812,400); Mr. Stalick (4.0% to $878,800); and Mr. Pang (5.0% to $682,500).

Annual Cash Bonuses. In addition to base salary, the Company seeks to provide a substantial portion of the named executive officers’ total target compensation through annual cash bonuses. For 2024, the Company's named executive officers were eligible to receive bonuses under its Mercury Incentive Plan, or MIP, from a bonus pool based on Company and individual performance. While awards under the MIP are ultimately determined in the discretion of the Company's Compensation Committee based on individual performance, the potential funding of the bonus pool under the MIP reflects Company performance based on combined ratio, which is a key financial measure of Company performance. For 2024, each of the named executive officers was eligible for a target annual bonus opportunity equal to 100% of his annual base salary, with the exception of Mr. Stalick, whose target annual bonus opportunity was 70% of his annual base salary. For the named executive officers that participated in the MIP during 2024, 100% of their bonus was tied to corporate performance based on the “Company Performance Multiplier” (“CPM”), with the resulting bonus subject to adjustment for individual performance.

The “Company Performance Multiplier (CPM)” under the MIP reinforces the importance of achieving the Company’s strategic goals and priorities. It is calculated by taking the Company’s actual GAAP underwriting profit margin for the year (which is a percentage calculated as 1.0 minus the Company’s combined ratio for the year) divided by 4%, which represented the Company’s GAAP underwriting profit margin target for 2024 (but with the result not to exceed 1.5). An executive’s final bonus under the MIP is then calculated by multiplying his or her target annual bonus by the CPM and his or her individual performance multiplier determined by the Compensation Committee (for Messrs. George Joseph and Tirador) and by Messrs. George Joseph and Tirador (for the other named executive officers). For a description of how the Company calculates combined ratio and GAAP underwriting profit, as well as the Company’s GAAP underwriting profit for 2024, see "Pay versus Performance Disclosure" below.

Incentive awards are calculated and approved in the first quarter after completion of the applicable calendar year, and payments are made as soon as administratively practical following approval.

Based on the Company's GAAP underwriting profit margin for 2024, which was 4% (and was calculated as 1.0 minus the Company’s combined ratio for 2024 of 0.96), the resulting CPM under the MIP was 100%. With respect to the portion of the bonus pool tied to individual performance, the Compensation Committee (for Messrs. George Joseph and Tirador) and Messrs. George Joseph and Tirador (for the other named executive officers) determined an individual performance factor for each executive based on a subjective assessment of performance during 2024. Each of the named executive officers’ individual multipliers for 2024 was 100%, with the exception of Mr. Stalick, who received a 115% individual multiplier. The resulting bonuses paid to the named executive officers under the MIP are set forth in the Summary Compensation Table below.
Long-Term Incentive Plan ("LTIP"). The Company maintains the LTIP to provide employees with the right to receive cash awards providing an opportunity to participate in the appreciation of the Company’s value and in order to retain these employees and reward them for contributing to the success of the Company and its subsidiaries. The LTIP is administered by the Compensation Committee, although the Compensation Committee has delegated authority for administration of the LTIP with respect to non-executive employees to Mr. Tirador. Initial awards were granted under the LTIP in February 2024, with subsequent awards to employees to be granted in the discretion of the Compensation Committee or its delegate. Participants in the LTIP may be granted a number of notional interests, or “phantom stock units.” Each phantom stock unit represents the right to receive payment of the value of a share of the Company’s common stock upon vesting. Phantom stock units may be granted subject to vesting conditions, which may include service-based and/or performance-based vesting conditions tied to corporate and/or individual achievement objectives. An employee must remain employed through the date of payment of an award to be eligible for any payout under the LTIP.

In February 2024, the Compensation Committee approved awards of performance-based phantom stock units (“PSUs”) to the named executive officers of the Company. The named executive officers were awarded the following “target” number of PSUs: George Joseph, 23,527 PSUs; Gabriel Tirador, 23,979 PSUs; Victor Joseph, 11,716 PSUs; Theodore Stalick, 11,000 PSUs; and Wei Pang, 8,461 PSUs. These awards were equal to a percentage of annual base salary as follows: Mr. George Joseph, 75%; Mr. Tirador, 75%; Mr. Victor Joseph, 60%; Mr. Stalick, 50%; and Mr. Pang, 50%.

The payout value of PSUs granted under the LTIP will be determined based on the achievement of specific, pre-established corporate performance objectives tied to the Company’s average combined ratio and growth in market share for each fiscal year during the three-year performance period (each weighted equally), and in part on individual performance, for each named executive officer during the applicable three-year performance period. The maximum payout level with respect to these PSUs is 150% of the “target” award. The cash payout amount for each unit of the vested PSUs is based on the average per-share price of the Company’s common stock near the end of the three-year performance period, and is subject to an executive’s continued employment through the date of payment.
The individual grants to named executive officers are subjectively determined based on a number of factors, including the executive officer’s responsibility level and functional role within the Company.
Other Benefit Programs. The Company’s executive compensation program also includes what the Compensation Committee believes to be competitive benefits plans and programs, including a 401(k) savings plan and health and welfare benefits, such as medical, dental, vision care and life insurance benefits. In addition, from time to time, the Company provides executive officers with perquisites and other personal benefits that it and the Compensation Committee believe are reasonable and consistent with its overall compensation philosophy and goals. The Compensation Committee periodically reviews the types and levels of perquisites that are provided to executive officers. The named executive officers are provided with the following additional personal benefits: certain named executive officers are provided with the personal use of company-owned automobiles and parking, and the Company pays club dues on behalf of Mr. George Joseph.
Consideration of Nonbinding Advisory Vote to Approve Named Executive Officer Compensation
At the Company’s 2024 Annual Meeting of Shareholders, shareholders holding more than 96% of the votes cast on the proposal voted to approve the compensation of the Company’s named executive officers. The Compensation Committee has considered these results with management and with the full Board of Directors and determined that no specific changes were necessary in its compensation policies and decisions with respect to 2025 as a result of the 2024 vote. The Compensation Committee intends to continue to consider the results of shareholder votes regarding the Company’s named executive officers.
Section 162(m)
Under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), a public company is generally denied deductions for compensation paid to its “covered employees” to the extent the compensation for any such individual exceeds $1,000,000 for the taxable year. Generally, in structuring compensation for the Company’s named executive officers, the Company considers whether a form of compensation will be deductible; however, other factors as discussed above may be of greater importance than preserving deductibility for a particular form of compensation.

Policy Prohibiting Hedging and Pledging of Company Stock by Named Executive Officers
The Company maintains a policy that prohibits all hedging or monetization transactions, including zero-cost collars and forward sale contracts, by named executive officers. In addition, the Company prohibits pledging Company securities as collateral, purchasing Company securities on margin, and other pledging transactions by the named executive officers.

Insider Trading Arrangements and Policies
The Company is committed to promoting high standards of ethical business conduct and compliance with applicable laws, rules and regulations. As part of this commitment, we have adopted our Insider Trading Compliance Policy governing the purchase, sale, and/or other dispositions of our securities by our directors, officers, employees and contractors, as well as by the Company itself, that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the NYSE listing standards applicable to us. A copy of our Insider Trading Compliance Policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2023.

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information
We do not grant equity-based awards to our employees or other service providers, including stock options or similar awards, that include an exercise price related to the market price of our common stock on the date of grant or that are settled in shares of our common stock. During the period covered by this report, we have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Clawback Policy
In accordance with Rule 10D-1 under the Exchange Act and the corresponding NYSE listing standards, we have adopted a policy that provides for the mandatory recovery from current and former executive officers of incentive-based compensation that was erroneously awarded during the three years preceding the date the Company is required to prepare an accounting restatement, including to correct an error that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The amount required to be recovered is the excess of the amount of incentive-based compensation received over the amount that otherwise would have been received had it been determined based on the restated financial measure. The policy was adopted effective as of October 2, 2023, and is administered and overseen by the Compensation Committee.

Conclusion
With compensation based on annual base salary, performance-based cash bonuses, long-term incentives and participation in non-discriminatory profit sharing and employee benefits plans, the Company’s executive compensation plan avoids the more complex compensation practices used by some companies. There are no severance agreements covering any executive officers of the Company, although we may pay severance or provide termination benefits to our executive officers as needed. No executive officers have change of control or “parachute” payments arrangements. No loans or loan policy exists with respect to executive officers. There are no deferred compensation programs in effect aside from the qualified Section 401(k) plan and no supplemental executive retirement or similar plans exist for executive officers. While future events may dictate the addition of different or additional compensation methods, there is no present plan to change the simple compensation policy now in effect.

Compensation Risk Assessment
Management has made an assessment of the Company’s compensation policies and practices with respect to all employees to determine whether risks arising from those policies and practices are reasonably likely to have a material adverse effect on the Company. In doing so, management considered various features and elements of the compensation policies and practices that discourage excessive or unnecessary risk taking. As a result of the assessment, the Company has determined that its compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and in the Company’s Proxy Statement for the 2025 Annual Meeting of Shareholders.

The Compensation Committee

Ramona L. Cappello, Chair
George G. Braunegg
Joshua E. Little

Summary Compensation Table
The table below summarizes the total compensation paid or earned by the Company’s Chief Executive Officer, Chief Financial Officer and each of its three other most highly compensated executive officers, the named executive officers, for the fiscal years ended December 31, 2024, 2023 and 2022.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Non-equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
George Joseph	2024	$1,317,802	$55,763	$909,064	$1,294,198	$18,650	$3,595,477
Chairman of the Board	2023	1,197,741	350,145	—	—	81,192	1,629,078
	2022	1,152,503	49,224	—	—	76,841	1,278,568

Gabriel Tirador	2024	$1,341,933	$56,767	$926,540	$1,327,339	$26,012	$3,678,591
Chief Executive Officer	2023	1,220,767	387,331	—	—	90,250	1,698,348
Director	2022	1,174,657	50,152	—	—	83,246	1,308,055

Victor Joseph	2024	$818,650	$35,051	$452,695	$802,308	$12,075	$2,120,779
President	2023	541,384	226,118	—	—	11,550	779,052
Chief Operating Officer	2022	491,077	21,784	—	—	10,675	523,536

Theodore Stalick	2024	$880,360	$37,918	$425,030	$700,000	$12,075	$2,055,383
Senior Vice President	2023	841,770	198,760	—	—	18,310	1,058,840
Chief Financial Officer	2022	820,307	35,885	—	—	18,354	874,546

Wei Pang	2024	$682,750	$300,012	$326,946	$676,250	$12,075	$1,998,033
Vice President	2023	537,500	561,250	—	—	11,550	1,110,300
Chief Technology Officer

(1)Includes the annual one-half-month’s bonus awarded to all employees of the Company. For 2024, also includes a deferred sign-on payment of $270,373 for Mr. Pang in connection with the commencement of his employment in 2023. For 2023, also includes annual bonuses paid to the named executive officers as follows: Mr. George Joseph, $298,990; Mr. Tirador, $335,211; Mr. Victor Joseph, $202,000; Mr. Stalick, $162,000; and Mr. Pang, 140,938. For 2023, also includes a sign-on payment of $400,000 for Mr. Pang in connection with the commencement of his employment.
(2)Reflects the aggregate fair value of PSUs granted during 2024 calculated as of the grant date in accordance with Accounting Standards Codification Topic 718 (“ASC 718”) adopted by the Financial Accounting Standards Board. Grant date fair value for the PSUs granted to the named executive officers is based on the grant date fair value of the underlying shares and the probable outcome of performance-based vesting conditions, excluding the effect of estimated forfeitures. Assuming the highest level of performance conditions are achieved, the grant date fair value of the PSUs granted in 2024 to the each of the following named executive officers would be: $1,363,597 (in the case of Mr. George Joseph); $1,389,810 (in the case of Mr. Tirador); $679,042 (in the case of Mr. Victor Joseph); and $637,545 (in the case Mr. Stalick); and $490,419 (in the case of Mr. Pang). The assumptions used in the calculation of the ASC718 grant-date fair value of each such award are set forth in Note 16 of the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2024.
(3)Represents performance-based cash bonuses paid under the MIP.
(4)See All Other Compensation table below.

All Other Compensation
The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

Name	Year	Director Fees	Perquisites and Other Personal Benefits (1)	Company Contributions to Retirement and 401(k) Plans (2)	Total
George Joseph	2024	$—	$18,650	$—	$18,650
	2023	60,000	21,192	—	81,192
	2022	56,000	20,841	—	76,841

Gabriel Tirador	2024	$—	$13,937	$12,075	$26,012
	2023	60,000	18,700	11,550	90,250
	2022	56,000	16,571	10,675	83,246

Victor Joseph	2024	$—	$—	$12,075	$12,075
	2023	—	—	11,550	11,550
	2022	—	—	10,675	10,675

Theodore Stalick	2024	$—	$—	$12,075	$12,075
	2023	—	6,760	11,550	18,310
	2022	—	7,679	10,675	18,354

Wei Pang	2024	$—	$—	$12,075	$12,075
	2023	—	—	11,550	11,550

(1)Represents for Mr. George Joseph personal use of company automobile and parking in the amounts of $5,088, $7,750 and $9,500 in 2024, 2023 and 2022, respectively, and club dues of $13,562, $13,442 and $11,341 in 2024, 2023 and 2022, respectively; for Mr. Tirador, personal use of company automobile and parking in the amounts of $13,937, $18,700 and $16,571 in 2024, 2023 and 2022, respectively; and for Mr. Stalick, personal use of company automobile and parking allowance in the amounts of $0, $6,760 and $7,679 in 2024, 2023 and 2022, respectively.
(2)Represents the Company’s matching contributions under a 401(k) option in the profit sharing plan.
Grants of Plan-Based Awards
The following table contains information regarding grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2024.

Name		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			Grant Date Fair Value of Stock Awards (3)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold	Target	Maximum
George Joseph	02/07/2024	$323,550	$1,294,198	$1,941,297	11,763	23,527	35,290	$909,064
Gabriel Tirador	02/07/2024	331,835	1,327,339	1,991,009	11,989	23,979	35,968	926,540
Victor Joseph	02/07/2024	200,577	802,308	1,203,462	5,858	11,716	17,574	452,695
Theodore Stalick	02/07/2024	152,653	610,610	915,915	5,500	11,000	16,500	425,030
Wei Pang	02/07/2024	169,063	676,250	1,014,375	4,231	8,461	12,692	326,946

(1)For 2024, represents our named executive officers’ target, threshold and maximum bonuses under our annual bonus program.
(2)Represents threshold, target and maximum number of PSUs eligible to be earned following completion of a three-year performance period ending December 31, 2026 based on the Company’s achievement of specific, pre-established corporate performance objectives tied to the Company’s average combined ratio and growth in market share for each fiscal year during the three-year performance period (each weighted equally), and in part on individual performance, for each named executive officer during the applicable three-year performance period. Each PSU represents the right to receive payment in cash of the value of a share of the Company’s common stock upon vesting. The cash payout amount for each unit of the vested PSUs is based on the average per-share price of the Company’s common stock near the end of the three-year performance period, and is subject to an executive’s continued employment through the date of payment.
(3)Represents the full grant date fair value of each stock award as computed under ASC 718.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables
The Company’s executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards table was paid or awarded, are described above under “Compensation Discussion and Analysis.” No named executive officer has an employment agreement that provides a specific term of employment. Accordingly, the employment of each executive officer may be terminated at any time at the discretion of the Board of Directors.

Outstanding Equity Awards at 2024 Fiscal Year-End
The following table includes certain information with respect to the value of all unvested stock awards previously awarded to the named executive officers at December 31, 2024.

	Option Awards				Stock Awards (1)
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name
George Joseph	—	—	$—	—	23,527	$1,564,042
Gabriel Tirador	—	—	—	—	23,979	1,594,109
Victor Joseph	—	—	—	—	11,716	778,860
Theodore Stalick	—	—	—	—	11,000	731,263
Wei Pang	—	—	—	—	8,461	562,510

(1)Represent PSUs granted on February 7, 2024, that are eligible to be earned following completion of a three-year performance period ending December 31, 2026 based on the Company’s achievement of specific, pre-established corporate performance objectives tied to the Company’s average combined ratio and growth in market share for each fiscal year during the three-year performance period (each weighted equally), and in part on individual performance, for each named executive officer during the applicable three-year performance period. Each PSU represents the right to receive payment in cash of the value of a share of the Company’s common stock upon vesting. The cash payout amount for each unit of the vested PSUs is based on the average per-share price of the Company’s common stock near the end of the three-year performance period, and is subject to an executive’s continued employment through the date of payment. The number of PSUs reflected in the table above represents the estimated payouts assuming target performance under such awards.

Option Exercises and Stock Awards Vested
The following table includes certain information with respect to the options exercised by and the stock awards vested for the named executive officers during the fiscal year ended December 31, 2024.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name
George Joseph	—	$—	—	$—
Gabriel Tirador	12,500	438,810	—	—
Victor Joseph	—	—	—	—
Theodore Stalick	—	—	—	—
Wei Pang	—	—	—	—

Equity Compensation Plan Information
As of December 31, 2024, the Company had compensation plans under which equity securities were authorized for issuance, aggregated as follows:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
2015 Equity Incentive Plan	—	$—	4,830,000
Equity compensation plans not approved by security holders	—	—	—
Total	—	$—	4,830,000

Director Compensation Table

The table below summarizes the compensation paid by the Company for the fiscal year ended December 31, 2024 to our non-employee directors who served on the Board during 2024. Mr. George Joseph, Mr. Tirador and Mr. Victor Joseph are employees of the Company and their compensation for their service as executives is reflected in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash
George G. Braunegg	$100,800
Ramona L. Cappello	79,300
James G. Ellis	86,000
Vicky Wai Yee Joseph	62,400
Joshua E. Little	95,200
Martha E. Marcon	127,600

During 2024, each of the Company’s directors received a $7,800 quarterly fee and $7,800 for each Board meeting attended and reimbursement for their out-of-pocket expenses incurred in attending such meetings. In addition, members of Board committees received additional compensation for service on Board committees. The chair of the Audit Committee received $7,800 per regular Audit Committee meeting attended, and each member of the Audit Committee received $4,700 per Audit Committee meeting attended. The chair of the Compensation Committee received $4,500 per Compensation Committee meeting attended, and each member of the Compensation Committee received $2,800 per meeting attended. The chair of the Nominating/Corporate Governance Committee received $4,500 per meeting attended, and each other member of the Nominating/Corporate Governance Committee received $2,800 per meeting attended plus, in each case, reimbursement of their out-of-pocket expenses incurred in attending such meetings. The chair of the Investment Committee received a fee of $4,500 and each non-management member of the Investment Committee received $2,800 per meeting attended. The lead independent director received an annual retainer of $25,000. None of the Company’s non-employee directors receive equity awards.

In accordance with the Company’s Corporate Governance Guidelines, the Company’s senior management annually reports to the Compensation Committee regarding the status of the Company’s non-employee director compensation, including consideration of direct and indirect forms of compensation to the non-employee directors such as charitable contributions by the Company to organizations in which a non-employee director is involved. Following its review of the report, the Compensation Committee recommends any changes in non-employee director compensation to the Chairman of the Board. Any changes in non-employee director compensation are considered and approved by the Board of Directors after a full discussion.

Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of the

Company’s employees and the annual total compensation of Gabriel Tirador, Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K.
For 2024, the Company’s last completed fiscal year:
•the median of the annual total compensation of all employees of the Company (other than Mr. Tirador) was $85,899; and
•the annual total compensation of Mr. Tirador, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement, was $3,678,591.
Based on this information, for 2024, the ratio of the median of the total compensation of all employees of the Company to the annual total compensation of Mr. Tirador was 1 to 43.
The Company determined that, as of December 31, 2024, its employee population consisted of 4,181 individuals (including Mr. Tirador). The Company’s employee workforce consists of full and part time employees. For purposes of measuring the compensation of the Company’s employees, it selected total annual cash compensation for 2024 as the most appropriate measure of compensation, which was consistently applied to all employees included in the calculation. With respect to the total annual compensation of the “median employee” for purposes of the ratio disclosed above, the Company identified and calculated the elements of such employee’s compensation for 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in the annual total compensation reflected above.

Pay Versus Performance Disclosure
The table below summarizes the compensation earned and paid to the Company's principal executive officer ("PEO") and non-PEO named executive officers ("Non-PEO NEOs"), the cumulative total shareholder return ("TSR") of the Company and its peer group, the Company's net income (loss), and underwriting profit (loss), a financial performance measure specific to the Company (“Company-Selected Measure”), for the fiscal years ended December 31, 2024, 2023, 2022, 2021 and 2020.

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (1) (7)	Average Summary Compensation Table Total for Non-PEO NEOs (2)	Average Compensation Actually Paid to Non-PEO NEOs (2) (7)	Value of Initial Fixed $100 Investment Based On:			Net Income (Loss)	Underwriting Profit (Loss) (Company-Selected Measure) (6)
					Total Shareholder Return (3)	Custom Peer Group Total Shareholder Return (3) (4)	S&P 500 Property & Casualty Insurance Index Total Shareholder Return (3) (5)
2024	$3,678,591	$4,346,160	$2,442,418	$2,823,153	$168.31	$208.01	$227.67	$467,953,442	$205,527,611
2023	1,698,348	1,698,348	1,167,443	1,167,443	92.34	160.07	168.05	96,335,874	(231,655,187)
2022	1,308,055	1,347,555	838,226	840,201	81.33	141.87	151.65	(512,672,098)	(344,067,476)
2021	1,695,948	1,707,323	1,021,821	1,022,389	120.71	128.24	127.58	247,937,243	65,010,451
2020	2,882,942	2,892,692	1,579,540	1,580,028	113.69	103.14	106.96	374,606,536	246,672,928
(1)PEO was Gabriel Tirador for 2024, 2023, 2022, 2021, and 2020.
(2)Non-PEO NEOs were George Joseph, Victor Joseph, Theodore Stalick, and Wei Pang for 2024; George Joseph, Theodore Stalick, Wei Pang, and Christopher Graves for 2023; George Joseph, Victor Joseph, Theodore Stalick, and Christopher Graves for 2022; and George Joseph, Theodore Stalick, Christopher Graves, and Jeffrey Schroeder for 2021 and 2020.
(3)For the relevant fiscal year, represents the cumulative TSR of the Company, Custom Peer Group, and S&P 500 Property & Casualty Insurance Index. TSR amounts reported in the table assume an initial fixed investment of $100 at the beginning of the earliest year in the table, and that all dividends, if any, were reinvested.
(4)The Custom Peer Group represents the same industry peer group used for purposes of Item 201(e) of Regulation S-K and included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on February 11, 2025, and consists of Alleghany Corporation, Allstate Corporation, American Financial Group, Arch Capital Group Ltd, Berkley (W.R.), Berkshire Hathaway 'B', Chubb Corporation, Cincinnati Financial Corporation, CNA Financial Corporation, Erie Indemnity Company, Hanover Insurance Group, Markel Corporation, Old Republic International, Progressive Corporation, RLI Corporation, Selective Insurance Group, and Travelers Companies, Inc.
(5)The S&P 500 Property & Casualty Insurance Index represents the additional industry peer group used for purposes of Item 201(e) of Regulation S-K and included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on February 11, 2025. In past years, the Company used Custom Peer Group as its industry peer group for purposes of the stock performance comparison. However, based on the broad use of the S&P 500 Property & Casualty Insurance Index as an industry peer group among the Company’s peers in the insurance industry, as well as the Company's growth as a property and casualty insurance carrier in recent years, the Company determined that the S&P 500 Property & Casualty Insurance Index would be a more appropriate industry peer group going forward. Accordingly, while both Custom Peer Group and S&P 500

Property & Casualty Insurance Index have been included for this transitional year, the Company does not expect to include Custom Peer Group in future years.
(6)Underwriting profit means the Company’s net premiums earned, less (a) losses and loss adjustment expenses, (b) policy acquisition costs, and (c) other operating expenses, each as determined in accordance with U.S. generally accepted accounting principles (“GAAP”) and as presented in the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on February 11, 2025.
(7)The adjustments made to Summary Compensation Table Total for PEO and Average Summary Compensation Table Total for Non-PEO NEOs to determine Compensation Actually Paid to PEO and Average Compensation Actually Paid to Non-PEO NEOs, respectively, were as follows:

Adjustments	2024		2023		2022		2021		2020
	PEO	Average of Non-PEO NEOs	PEO	Average of Non-PEO NEOs	PEO	Average of Non-PEO NEOs	PEO	Average of Non-PEO NEOs	PEO	Average of Non-PEO NEOs
Deduction for amounts reported under the "Stock Awards" and "Option Awards" columns in the Summary Compensation Table.	$(926,540)	$(528,434)	$—	$—	$—	$—	$—	$—	$—	$—
Increase for PSUs granted during the year that remained unvested as of the year end, determined based on ASC 718 fair value as of the year end.	1,594,109	909,169	—	—	—	—	—	—	—	—
Increase/deduction for option awards granted during prior year that were outstanding and unvested as of the year end, determined based on change in ASC 718 fair value from the prior year end to the year end.	—	—	—	—	—	—	(11,250)	(563)	16,250	813
Increase/deduction for option awards granted during prior year that vested during the year, determined based on change in ASC 718 fair value from the prior year end to vesting date.	—	—	—	—	39,500	1,975	22,625	1,131	(6,500)	(325)
Total adjustments	667,569	380,735	—	—	39,500	1,975	11,375	568	9,750	488
Grant date fair values of PSUs are calculated by the Company based on the grant date fair values of the underlying shares and the probable outcome of performance-based vesting conditions, excluding the effect of estimated forfeitures. Adjustments have been made using the fair values of PSUs as of each measurement date based on the stock price as of the measurement date and updated assumptions about the probable outcomes of the vesting conditions as of the measurement date. Stock option grant date fair values are calculated by the Company based on the Black-Scholes option pricing model as of date of grant. Adjustments have been made using stock option fair values as of each measurement date based on the stock price as of the measurement date and updated assumptions (i.e., term, volatility, dividend yield, risk free rates) as of the measurement date. The fair values of PSUs and stock option awards as of each valuation date are calculated in accordance with ASC 718. For additional information about the assumptions used in calculating the fair values of these awards, refer to the notes to the Company’s consolidated financial statements included in the Company's Annual Reports on Form 10-K for the fiscal years ended 2024, 2023 2022, 2021 and 2020, as filed with the SEC.

The tabular list of three of the most important performance measures used to link compensation actually paid to the Company's NEOs to its performance is shown below:

Pay Versus Performance Tabular List
Underwriting Profit
Operating Income (1)
Combined Ratio (2)
(1)Operating income is net income excluding realized investment gains and losses, net of tax. Operating income provides a valuable measure of the Company's ongoing performance that may be obscured by the effect of net realized investment gains and losses. Realized investment gains and losses may vary significantly between periods and are generally driven by external economic developments such as capital market conditions. Accordingly, operating income highlights the results from ongoing operations and the underlying profitability of the Company's core insurance business.
(2)Combined ratio is equal to loss ratio plus expense ratio. Loss ratio is calculated by dividing losses and loss adjustment expenses by net premiums earned, each as determined in accordance with GAAP. Expense ratio is calculated by dividing the sum of policy acquisition costs and other operating expenses by net premiums earned, each as determined in accordance with GAAP.

The graphs below compare the Compensation Actually Paid to PEO and Average Compensation Actually Paid to Non-PEO NEOs with (i) the Company's cumulative TSR, (ii) the TSRs of the Custom Peer Group and the S&P 500 Property & Casualty Insurance Index, (iii) its net income (loss), and (iv) its underwriting profit (loss), the Company-Selected Measure, in each case, for the fiscal years ended December 31, 2020, 2021, 2022, 2023 and 2024. TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

Compensation Actually Paid versus Total Shareholder Return
Compensation Actually Paid
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
Total Shareholder Return
$250
$200
$150
$100
$50
$0
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024
Compensation Actually Paid to PEO
Average Compensation Actually Paid to Non-PEO NEOs
Cumulative TSR
Custom Peer Group TSR
S&P 500 Property & Casualty Insurance Index TSR

PROPOSAL 2:
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
The Company’s executive compensation program is designed to attract, motivate and retain a talented team of executives. The Company seeks to accomplish this goal in a way that rewards performance that is aligned with its shareholders’ long-term interests. The Company believes that its executive compensation program achieves this goal and is strongly aligned with the long-term interests of its shareholders.
Pursuant to Section 14A of the Exchange Act, the Company is submitting a proposal to its shareholders for an advisory vote on the compensation of its named executive officers. This proposal is a non-binding vote, but gives shareholders the opportunity to express their views on the compensation of the Company’s named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers.
Accordingly, the following resolution is submitted for shareholder vote at the 2025 Annual Meeting:
“RESOLVED, that the shareholders of Mercury General Corporation approve, on an advisory basis, the compensation of its named executive officers as disclosed in the Proxy Statement for the 2025 Annual Meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying tabular disclosure regarding named executive officer compensation and the corresponding narrative disclosure and footnotes.”
As an advisory vote, this proposal is not binding. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.
The Board of Directors unanimously recommends that shareholders vote FOR the approval, on an advisory basis, of the compensation of the named executive officers, as disclosed in this Proxy Statement.

PROPOSAL 3:
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected KPMG LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2025, subject to ratification of the selection by the shareholders. KPMG LLP has been the Company’s independent public accounting firm since 1963. To the Audit Committee’s knowledge, at no time has KPMG LLP had any direct or indirect financial interest in or connection with the Company or any of its subsidiaries other than for services rendered to the Company as described below.
The Audit Committee is composed of independent directors and meets periodically with the Company’s internal auditors and independent registered public accounting firm to review the scope and results of the audit function and the policies relating to auditing procedures. In making its annual recommendation, the Audit Committee evaluates the independent registered public accountant’s qualifications, performance, audit plan and independence each year.

Neither the Company’s bylaws nor other governing documents or law require shareholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of KPMG LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.
Audit Fees for Fiscal 2024 and 2023
The aggregate fees billed to the Company by KPMG LLP, the Company’s independent auditors, for the fiscal years ended December 31, 2024 and 2023 are as follows:

	2024	2023
Audit Fees (1)	$3,216,780	$3,054,780
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$3,216,780	$3,054,780

(1)Audit Fees consist of the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K and Annual Report to Shareholders, review of interim financial statements included in the Company’s Quarterly Reports on Form 10-Q and audit services in connection with the Company’s insurance subsidiaries’ statutory and regulatory financial statement filings for those fiscal years. Audit Fees also include the audit of internal control over financial reporting.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of KPMG LLP, and has concluded that the provision of such services is compatible with maintaining the independence of the Company’s auditors.
Representatives of KPMG LLP will be present at the Annual Meeting, will be available to respond to questions and may make a statement if they so desire.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of the Company’s Independent Auditors
The Company’s Audit Committee has established a policy that all audit and permissible non-audit services provided by the independent auditors will be pre-approved by the Audit Committee. The Audit Committee has pre-approved certain non-audit services below established dollar threshold amounts. Additional audit or non-audit services, or provision of nonaudit services in excess of the threshold amounts, require separate pre-approval. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of the Company’s auditors. Pre-approval is detailed as to the particular service or category of services in excess of the threshold amounts and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date.
RELATED PERSON TRANSACTIONS
Related Party Transaction Approval Policy
The Board of Directors recognizes that related party transactions can present conflicts of interest and questions as to whether the transactions are in the best interest of the Company. Accordingly, the Board of Directors has adopted a written policy and procedures for the review, approval and ratification of such transactions. For purposes of this policy, a “related party transaction” is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, that is reportable under the Securities and Exchange Commission’s rules regarding related party transactions.
Under this policy, a related party transaction should be approved or ratified based upon a determination that the transaction is in, or not opposed to, the best interest of the Company. The policy provides for the Nominating/Corporate Governance Committee to review and approve a transaction involving a director, the CEO or 5% shareholder, and for the CEO to review and approve a transaction involving any executive officer (other than the CEO and any executive who is also a director). Notice of a decision by the CEO to approve a related party transaction should be sent to the Nominating/Corporate

Governance Committee prior to finalizing the transaction, which may seek more information or call a meeting to review the transaction in greater detail. If a director or executive officer becomes aware of a transaction that should have been but was not approved in advance under this policy, he or she should report the transaction to whomever would have approved the transaction had it been submitted for advance approval. If the transaction is ongoing and revocable, it should be reviewed to determine whether ratification or other action should be taken. If the transaction is completed and not revocable, it should be evaluated to determine if any mitigation or other action should be taken. The Company’s related party transaction policy also provides that certain transactions that meet the criteria set forth in the policy have standing pre-approval.
Management is expected to report to the Nominating/Corporate Governance Committee any transaction with a related party that is not covered by this policy because it is not reportable under the SEC rules or that involves employment of an immediate family member not reported to the Nominating/Corporate Governance Committee in advance as described above.
George Toney, the nephew of George Joseph and the brother of Charles Toney, the Company’s Chief Actuary, is the beneficial owner of Metro West Insurance Services, Inc., a California insurance agency. In 2024, the Company paid commissions to that agency in accordance with the Company’s standard agency contract of $1,141,498. Alan Joseph, the son of George Joseph and the brother of Victor Joseph, is Portfolio Underwriter of the Company. In 2024, Alan Joseph earned $154,515 in total compensation as an employee of the Company.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee of the Mercury General Corporation Board of Directors is composed of three independent directors as required by the listing standards of the New York Stock Exchange and operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are Martha E. Marcon (chair), Joshua E. Little and George G. Braunegg.
Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants, KPMG LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 16, “Communication with Audit Committee,” as adopted by the Public Company Accounting Oversight Board.
The Company’s independent accountants also provided to the Audit Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence, and the Audit Committee discussed with the independent accountants that firm’s independence. The Audit Committee also considered whether the provision of financial information systems design and other non-audit services by the independent accountants, if any, is compatible with their independence.
Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission.

February 6, 2025	The Audit Committee

Martha E. Marcon, Chair
Joshua E. Little
George G. Braunegg

SHAREHOLDER PROPOSALS
Any proposal of a shareholder of the Company intended to be presented at the next Annual Meeting of Shareholders of the Company pursuant to Rule 14a-8 of the Proxy Rules of the SEC must be received by the Secretary of the Company no later than December 2, 2025, and any proposal of a shareholder submitted outside the processes of Rule 14a-8 must be received by the Company no later than January 14, 2026 to be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting.

SHAREHOLDERS SHARING THE SAME LAST NAME AND ADDRESS
To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding our stock but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain shareholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our proxy statement and annual report and, as applicable, any additional proxy materials that are delivered until such time as one or more of these shareholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report and other proxy materials mailed to you, please submit a written request to Theodore Stalick, Chief Financial Officer, Mercury General Corporation, 4484 Wilshire Boulevard, Los Angeles, California 90010 (fax: (323) 857-7116), and we will promptly send you what you have requested. You can also contact this person if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us, and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders during the fiscal year ended December 31, 2024 were satisfied, except that due to administrative errors, one late Form 4 was filed by Heidi C. Sullivan, the Company’s Vice President and Human Capital Officer on November 13, 2024, reporting three transactions involving shares of the Company’s common stock.
OTHER MATTERS
The Company does not know of any business other than that described herein which will be presented for consideration or action by the shareholders at the meeting. If, however, any other business shall properly come before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named therein or their substitutes.
ANNUAL REPORTS
Copies of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission are available, without charge, upon written or faxed request to: Theodore Stalick, Chief Financial Officer, Mercury General Corporation, 4484 Wilshire Boulevard, Los Angeles, California 90010 (fax: (323) 857-7116).

The Company’s Annual Report to Shareholders is being provided with the Proxy Statement to shareholders of record on March 17, 2025. Upon request, the Company will furnish the Annual Report to any shareholder.

BY ORDER OF THE BOARD OF DIRECTORS,
Judy A. Walters, Secretary
Los Angeles, California
April 1, 2025

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V66015-P25473

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

MERCURY GENERAL CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) George Joseph
02) Martha E. Marcon
03) Joshua E. Little
04) Gabriel Tirador
05) James G. Ellis
06) George G. Braunegg
07) Ramona L. Cappello
08) Vicky Wai Yee Joseph
09) Victor G. Joseph

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐
3. Ratification of selection of independent registered public accounting firm.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date